Exhibit 23.3
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INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
Columbia Laboratories, Inc.


We hereby consent to the incorporation by reference in the Prospectus Supplement constituting part of the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated February 18, 2000, except for the first paragraph under the caption "Legal Proceedings" in note 6 as to which the date is March 16, 2000, related to the consolidated financial statements of Columbia Laboratories, Inc. as of December 31, 1999 and 1998 and for the years then ended which report appears in the December 31, 1999 annual report on Form 10-K of Columbia Laboratories, Inc. We also consent to the reference to our Firm under the captions "Experts" in such Prospectus Supplement.




/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

February 5, 2001